                                               PIMCO CODE OF ETHICS

                                            Effective February 1, 2004

                                                   INTRODUCTION

                                                General Principles

         This Code of Ethics ("Code") is based on the principle that you, as a director, officer or other
Advisory Employee of Pacific Investment Management Company LLC ("PIMCO"), owe a fiduciary duty to, among others, the shareholders of Funds and other clients (together with the Funds, the "Advisory Clients") for which PIMCO serves as an advisor or sub-advisor.  Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

         At all times, you must observe the following general rules:

         1.       You must place the interests of our Advisory Clients first.  In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory
                  Clients.  You must adhere to this general fiduciary principle as well as comply with the Code's specific provisions.  Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties or that create an appearance of such abuse.

                  Your fiduciary obligation applies not only to your personal trading activities but also to actions taken on behalf of Advisory Clients.  In particular, you may not cause an Advisory
                  Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client.  For example, you would violate this Code if you caused an Advisory
                  Client to purchase a Security or Futures Contract you owned for the purpose of increasing the value of that Security or Futures Contract.  If you are a portfolio manager or an employee who provides information or advice to a portfolio manager or helps execute a portfolio manager's decisions, you would also violate this Code if you made a personal investment in a Security or
                  Futures Contract that might be an appropriate investment for an Advisory Client without first considering the Security or Futures Contract as an investment for the Advisory Client.

         2.       You must conduct all of your personal Investment Transactions in full compliance with this Code and the
                  Allianz Dresdner Asset Management of America L.P. ("ADAM") Insider Trading Policy and
                  Procedures (the "ADAM Insider Trading Policy") and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
                  PIMCO encourages you and your family to develop personal investment programs.  However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety.  Accordingly, you must comply with the policies and procedures set forth in this Code under the heading PERSONAL INVESTMENT TRANSACTIONS and you must comply with the policies and procedures set forth in the ADAM Insider Trading Policy, which is attached to this Code as Appendix II.  Doubtful situations should be resolved in favor of our Advisory Clients and against your personal trading.

         3.       You must not take inappropriate advantage of your position.  The receipt of investment opportunities, perquisites, gifts or gratuities from persons seeking business with PIMCO directly or on behalf of an Advisory Client could call into question the independence of your business judgment.
                  Accordingly, you must comply with the policies and procedures set forth in this Code under the heading GIFTS AND SERVICE AS A DIRECTOR.  Doubtful situations should be resolved against your personal interest.

                                          The General Scope Of The Code's
                                  Applications To Personal Investment Activities

         The Code reflects the fact that PIMCO specializes in the management of fixed income portfolios.  The vast majority of assets PIMCO purchases and sells on behalf of its Advisory Clients consist of corporate debt
Securities, U.S. and foreign government obligations, asset-backed Securities, money market instruments, foreign currencies, and futures contracts and options with respect to those instruments.  For its StocksPLUS Funds, PIMCO also purchases futures and options on the S & P 500 index and, on rare occasions, may purchase or sell baskets of the stocks represented in the S & P 500 index.  For its Convertible Fund and other Advisory Clients, PIMCO purchases convertible securities that may be converted or exchanged into underlying shares of common stock.
Other PIMCO Funds may also invest in convertible securities.  The Convertible Fund and other Advisory Clients may also invest a portion of their assets in common stocks.

         Rule 17j-1 under the Investment Company Act requires reporting of all personal transactions in
Securities (other than certain Exempt Securities) by certain persons, whether or not they are Securities that might be purchased or sold by PIMCO on behalf of its Advisory Clients.  The Code implements those reporting requirements as well as additional reporting requirements that PIMCO has adopted in light of regulatory developments regarding trading in mutual fund shares.

         However, since the purpose of the Code is to avoid conflicts of interest arising from personal trading activities in Securities and other instruments that are held or might be acquired on behalf of our Advisory
Clients, this Code only places restrictions on personal trading activities in such investments.  As a result, this Code does not place restrictions (beyond reporting) on personal trading in most individual equity
Securities.  Although equities are Securities, they are not purchased or sold by PIMCO on behalf of the vast majority of PIMCO's Advisory Clients and PIMCO has established special procedures to avoid conflicts of interest that might otherwise arise from personal trading in such equity securities.  On the other hand, this Code does require reporting and restrict trading in certain Futures Contracts that, although they are not Securities, are instruments in which PIMCO frequently trades for many of its Advisory Clients.

         This Code applies to PIMCO's officers and directors as well as to all of its Advisory Employees.  The
Code recognizes that portfolio managers and the investment personnel who provide them with advice and who execute their decisions occupy more sensitive positions than other Advisory Employees and that it is appropriate to subject their personal investment activities to greater restrictions.

                                                The Organization Of The Code

         The remainder of this Code is divided into three sections.  The first section concerns Personal
Investment Transactions.  The second section describes the restrictions on Gifts And Service As A Director.  The third section summarizes the methods for ensuring Compliance under the Code.  In addition, the following
Appendices are also a part of this Code:

I.       Definitions of Capitalized Terms
II.      The ADAM Insider Trading Policy
III.     Form for Acknowledgment of Receipt of this Code
IV.      Form for Annual Certification of Compliance with this Code
V.       Form for Initial Report of Accounts
VI.      Form for Quarterly Report of Investment Transactions
VII.     Form for Annual Holdings Report
VIII.    Preclearance Request Form
IX.      Preclearance Request Form for an Investment Transaction in a PIMCO Closed End Fund
X.       PIMCO Compliance Officers

                                                     Questions

         Questions regarding this Code should be addressed to a Compliance Officer listed on Appendix X.

                                         PERSONAL INVESTMENT TRANSACTIONS

                                                    In General

         Subject to the limited exceptions described below, you are required to report all Investment
Transactions in Securities and Futures Contracts made by you, a member of your Immediate Family or a trust in which you have an interest, or on behalf of any account in which you have an interest or which you direct.  In addition, you must preclear certain Investment Transactions in Securities and Futures Contracts that PIMCO holds or may acquire on behalf of an Advisory Client, including certain Investment Transactions in Related Securities.

         The details of these reporting and preclearance requirements are described below.  This Code uses a number of acronyms and capitalized terms, e.g. ADAM, Advisory Client, Advisory Employee, Beneficial Ownership,
Code, Compliance Officer, Designated Equity Security, Duplicate Broker Reports, Exempt Security, Fixed Income
Security, Fund, Futures Contract, Immediate Family, Initial Public Offering, Insider Trading Policy, Investment
Company Act, Investment Transaction, Money Market Fund, Mutual Fund, Mutual Fund Security, PAD, Personal Account,
PIMCO, Portfolio Employee, Private Placement, Qualified Foreign Government, Related Account, Related Security,
Relevant Debt Security, Security, and Tax-Exempt Municipal Bond.  The definitions of these acronyms and capitalized terms are set forth in Appendix I.  To understand your responsibilities under the Code, it is important that you review and understand the definitions in Appendix I.

                                               Reporting Obligations

         Notification Of Reporting Obligations

         As an Advisory Employee, you are required to report accounts and Investment Transactions in accordance with the requirements of this Code.

         Use Of Broker-Dealers And Futures Commission Merchants

         Unless you are an independent director, you must use a registered broker-dealer or registered futures commission merchant to engage in any purchase or sale of a publicly-traded Security or Publicly-Traded Futures
Contract.  This requirement also applies to any purchase or sale of a publicly-traded Security or of a
Publicly-Traded Futures Contract in which you have, or by reason of an Investment Transaction will acquire, a
Beneficial Ownership interest.  Thus, as a general matter, any Investment Transaction in publicly-traded
Securities or Publicly-Traded Futures Contracts by members of your Immediate Family will need to be made through a registered broker-dealer or futures commission merchant.  For transactions involving a Mutual Fund Security that may be sold directly by a Mutual Fund, you may transact purchases or sales of these shares with the Mutual
Fund's transfer agent or other designated entity.

         Initial Report

         Within 10 days after commencing employment or within 10 days of any event that causes you to become subject to this Code (e.g. promotion to a position that makes you an Advisory Employee), you shall supply to a
Compliance Officer copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective date of those statements.  These documents shall be supplied to the Compliance Officer by attaching them to the form appended hereto as Appendix V.

         On that same form you shall supply the name of any broker, dealer, transfer agent, bank or futures commission merchant and the number for any Personal Account and Related Account that holds or is likely to hold a
Security or a Futures Contract in which you have a Beneficial Ownership interest for which you cannot supply the most recent account statement.  You shall also certify, where indicated on the form, that the contents of the form and the documents attached thereto disclose all such Personal Accounts and Related Accounts.

         In addition, you shall also supply, where indicated on the form, the following information for each
Security or Futures Contract in which you have a Beneficial Ownership interest, to the extent that this information is not available from the statements attached to the form:

1.       A description of the Security or Futures Contract, including its name or title;

2.       The quantity (e.g. in terms of numbers of shares, units or contracts) and principal amount (in dollars)
         of the Security or Futures Contract; and

3.       The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintained an account in which the Security or Futures Contract is held.

         New Accounts

         Immediately upon the opening of a new Personal Account or a Related Account that holds or is likely to hold a Security or a Futures Contract, you shall supply a Compliance Officer with the name of the broker, dealer, transfer agent, bank or futures commission merchant for that account, the identifying number for that Personal
Account or Related Account, and the date the account was established.

         Timely Reporting Of Investment Transactions

         You must cause each broker, dealer, transfer agent, bank or futures commission merchant that maintains a
Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial
Ownership interest to provide to a Compliance Officer, on a timely basis, duplicate copies of trade confirmations of all Investment Transactions in that account and of periodic statements for that account ("Duplicate Broker
Reports").

         In addition, you must report to a Compliance Officer, on a timely basis, any Investment Transaction in a
Security or a Futures Contract in which you have or acquired a Beneficial Ownership interest that was established without the use of a broker, dealer, transfer agent, bank or futures commission merchant.

         Quarterly Certifications And Reporting

         At the end of the first, second and third calendar quarters, a Compliance Officer will provide you with a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account
that holds or is likely to hold a Security or a Futures Contract.  Within 10 days after the end of that calendar quarter, you shall make any necessary additions, corrections or deletions to that list and return it to a
Compliance Officer with a certification that:  (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which you have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate
Broker Reports for the calendar quarter just ended, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer timely
Duplicate Broker Reports for that account.

         You shall provide, on a copy of the form attached hereto as Appendix VI, the following information for each Investment Transaction during the calendar quarter just ended, to the extent that the Duplicate Broker
Reports for that calendar quarter did not supply this information to PIMCO:

1.       The date of the Investment Transaction, the title, the interest rate and maturity date (if applicable), the number of shares or contracts, and the principal amount of each Security or Futures
         Contract involved;

2.       The nature of the Investment Transaction (i.e. purchase, sale or any other type of acquisition or disposition);

3.       The price of the Security or Futures Contract at which the transaction was effected; and

4.       The name of the broker, dealer, transfer agent, bank, or futures commission merchant with or through which the transaction was effected.

         You shall provide similar information for the fourth calendar quarter on a copy of the form attached hereto as Appendix VII, which form shall also be used for the Annual Holdings Report described below.

         Annual Holdings Reports

         At the end of each calendar year, a Compliance Officer will provide to you promptly a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account that held or was likely to hold a Security or a Futures Contract during that calendar year.  Within 10 days after the end of that calendar year, you shall make any necessary additions, corrections or deletions to that list and return it to a
Compliance Officer with a certification that:  (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that held Securities or Futures Contracts in which you had a
Beneficial Ownership interest as of the end of that calendar year and for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a
Compliance Officer such an account statement.

         You shall provide, on a copy of the form attached hereto as Appendix VII, the following information for each Security or Futures Contract in which you had a Beneficial Ownership interest, as of the end of the previous calendar year, to the extent that the previously referenced account statements have not supplied or will not supply this information to PIMCO:

         1.       The title, quantity (e.g. in terms of numbers of shares, units or contracts) and principal amount of each Security or Futures Contract in which you had any Beneficial Ownership interest;
                  and

         2.       The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintain an account in which any such Securities or Futures Contracts have been held or are held for your benefit.

         In addition, you shall also provide, on that same form, Investment Transaction information for the fourth quarter of the calendar year just ended.  This information shall be of the type and in the form required for the quarterly reports described above.

         Effective as of February 1, 2004, all of the Reporting Obligations described above shall apply to Mutual
Fund Securities (other than Money Market Funds) in which you have a Beneficial Ownership interest.  Mutual Fund
Securities no longer are Exempt Securities for purposes of this Code.

         Related Accounts

         The reporting and certification obligations described above also apply to any Related Account (as defined in Appendix I) and to any Investment Transaction in a Related Account.

         It is important for you to recognize that the definitions of "Related Account" and "Beneficial
Ownership" in Appendix I may require you to provide, or to arrange for the broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of reports for any account used by or for a member of your
Immediate Family or a trust in which you or a member of your Immediate Family has any vested interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any  Investment Transaction in that account.

         Exemptions From Reporting

         You need not report Investment Transactions in any account over which neither you nor an Immediate
Family Member has or had any direct or indirect influence or control.

         You also need not report Investment Transactions in Exempt Securities (as defined in Appendix I) nor need you furnish, or require a broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of confirmations or periodic statements for accounts that hold only Exempt Securities.  This exemption from reporting shall end immediately, however, at such time as there is an Investment Transaction in that account in a Futures Contract or in a Security that is not an Exempt Security.

                                        Prohibited Investment Transactions

         Initial Public Offerings of Equity Securities

         If you are a Portfolio Employee (as defined in Appendix I), you may not acquire Beneficial Ownership of any equity Security in an Initial Public Offering.

         Private Placements and Initial Public Offering of Debt Securities

         You may not acquire a Beneficial Ownership interest in any Security through a Private Placement (or subsequently sell it), or acquire a Beneficial Ownership interest in any debt Security in an Initial Public
Offering unless you have received the prior written approval of the Chief Executive Officer of PIMCO or of a
Compliance Officer listed on Appendix X.  Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with PIMCO.

         If, after receiving the necessary approval, you have acquired a Beneficial Ownership interest in a debt
Security through an Initial Public Offering or in a Security through a Private Placement, you must disclose that investment when you play a part in any consideration of any investment by an Advisory Client in the issuer of that Security, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have a Beneficial Ownership interest in any Security of that issuer.

         Allianz AG

         You may not engage in any Investment Transaction in Securities of Allianz AG, except during the trading windows applicable to such transactions.

                                                   Preclearance

         All Investment Transactions in Securities and Futures Contracts in a Personal Account or Related
Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, must be precleared by a
Compliance Officer unless an Investment Transaction, Security or Futures Contract falls into one of the following categories that are identified as "exempt from preclearance."

         Preclearance Procedure

         Preclearance shall be requested by completing and submitting a copy of the applicable preclearance request form attached hereto as Appendix VIII or Appendix IX to a Compliance Officer.  No Investment Transaction
subject to preclearance may be effected prior to receipt of written authorization of the transaction by a
Compliance Officer.  The authorization and the date of authorization will be reflected on the preclearance request form.  Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of:  (a) the close of business on the day the authorization is given, or (b) until you discover that the information on the preclearance request form is no longer accurate.

         The Compliance Officer from whom authorization is sought may undertake such investigation as he or she considers necessary to determine that the Investment Transaction for which preclearance has been sought complies with the terms of this Code and is consistent with the general principles described at the beginning of the Code.

         Before deciding whether to authorize an Investment Transaction in a particular Security or Futures
Contract, the Compliance Officer shall determine and consider, based upon the information reported or known to that Compliance Officer, whether within the most recent 15 days:  (a) the Security, the Futures Contract or any
Related Security is or has been held by an Advisory Client, or (b) is being or has been considered for purchase by an Advisory Client.  The Compliance Officer shall also determine whether there is a pending buy or sell order in the same Security or Futures Contract, or in a Related Security, on behalf of an Advisory Client.  If such an order exists, authorization of the personal Investment Transaction shall not be given until the Advisory Client's order is executed or withdrawn.  This prohibition may be waived by a Compliance Officer if he or she is convinced that:  (a) your personal Investment Transaction is necessary, (b) your personal Investment Transaction will not adversely affect the pending order of the Advisory Client, and (c) provision can be made for the Advisory Client trade to take precedence (in terms of price) over your personal Investment Transaction.

         Exemptions From Preclearance

         Preclearance shall not be required for the following Investment Transactions, Securities and Futures
Contracts.  They are exempt only from the Code's preclearance requirement, and, unless otherwise indicated, remain subject to the Code's other requirements, including its reporting requirements.

                  Investment Transactions Exempt From Preclearance

         Preclearance shall not be required for any of the following Investment Transactions:

         1.       Any transaction in a Security or Futures Contract in an account that is managed or held by a broker, dealer, bank, futures commission merchant, investment adviser, commodity trading advisor or trustee and over which you do not exercise investment discretion, have notice of transactions prior to execution, or otherwise have any direct or indirect influence or control.  There is a presumption that you can influence or control accounts held by members of your Immediate Family sharing the same household.  This presumption may be rebutted only by convincing evidence.

         2.       Purchases of Securities under dividend reinvestment plans.

         3.       Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities in which you have a Beneficial
                  Ownership interest.

         4.       Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities in which you have a
                  Beneficial Ownership interest.

                  Securities Exempt From Preclearance Regardless Of Transaction Size

         Preclearance shall not be required for an Investment Transaction in the following Securities or Related
Securities, regardless of the size of that transaction:

         1.       All Exempt Securities as defined in Appendix I, i.e. U.S. Government Securities, shares in Money Market
                  Funds, and high quality short-term debt instruments.

         2.       All Mutual Fund Securities as defined in Appendix I, and closed end funds (other than any fund for which
                  PIMCO serves as the investment advisor or sub-advisor), and rights distributed to shareholders in closed end funds or Mutual Fund Securities.

         3.       All options on any index of equity Securities.

         4.       All Fixed Income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

         5.       All options on foreign currencies or baskets of foreign currencies (whether or not traded on an exchange or board of trade).

         6.       Except for Designated Equity Securities (as defined in Appendix I and discussed below), all equity Securities or options, warrants or other rights to equity Securities.

                  Securities Exempt from Preclearance Depending On Transaction Size

         Preclearance shall not be required for an Investment Transaction in the following Securities or Related
Securities if they do not exceed the specified transaction size thresholds (which thresholds may be increased or decreased by PIMCO upon written notification to employees in the future depending on the depth and liquidity of the markets for these Fixed Income Securities or Tax-Exempt Municipal Bonds):

         1.       Purchases or sales of up to $1,000,000 (in market value or face amount whichever is greater) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

         2.       Purchases or sales of the following dollar values (measured in market value or face amount, whichever is greater) of corporate debt Securities, mortgage-backed and other asset-backed
                  Securities, Tax-Exempt Municipal Bonds, taxable state, local and municipal Fixed Income
                  Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments (hereinafter collectively referred to as "Relevant
                  Debt Securities"):

                  a.       Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was less than $50 million;

                  b.       Purchases or sales of up to $500,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $50 million but less than $100 million; or

                  c.       Purchases or sales of up to $1,000,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $100 million.

                  Preclearance of Designated Equity Securities

         If a Compliance Officer receives notification from a Portfolio Employee that an equity Security or an option, warrant or other right to an equity Security is being considered for purchase or sale by PIMCO on behalf of one of its Advisory Clients, the Compliance Officer will send you an e-mail message or similar transmission notifying you that this equity Security or option, warrant or other right to an equity Security is now a
"Designated Equity Security."  A current list of Designated Equity Securities (if any) will also be available on the PIMCO intranet site.  You must preclear any Investment Transaction in a Designated Equity Security or a
Related Security during the period when that designation is in effect.

                  Futures Contracts Exempt From Preclearance Regardless Of Transaction Size

         Preclearance shall not be required for an Investment Transaction in the following Futures Contracts, regardless of the size of that transaction (as indicated in Appendix I, for these purposes a "Futures Contract"
includes a futures option):

1.       Currency Futures Contracts.

2.       U.S. Treasury Futures Contracts.

3.       Eurodollar Futures Contracts.

4.       Futures Contracts on any index of equity Securities.

5.       Futures Contracts on physical commodities or indices thereof (e.g. contracts for future delivery of grain, livestock, fiber or metals, whether for physical delivery or cash).

6.       Privately-Traded Contracts.

                  Futures Contracts Exempt From Preclearance Depending On Transaction Size

         Preclearance shall not be required for an Investment Transaction in the following Futures Contracts if the total number of contracts purchased or sold during a calendar month does not exceed the specified limitations:

         1.       Purchases or sales of up to 50 Publicly-Traded Futures Contracts to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

         2.       Purchases or sales of up to 10 of each other individual Publicly-Traded Futures Contract if the open market interest for such Futures Contract as reported in The Wall Street Journal on the date of your Investment Transaction (for the previous trading day) is at least 1,000 contracts.
                  Examples of Futures Contracts for which this exemption would be available include a Futures
                  Contract on a foreign government debt Security issued by a non-qualified foreign government as well as a 30-day Federal Funds Futures Contract.

         For purposes of these limitations, a Futures Contract is defined by its expiration month.  For example, you need not obtain preclearance to purchase 50 December Futures Contracts on German Government Bonds and 50
March Futures Contracts on German Government Bonds. Similarly, you may roll over 10 September Fed Funds Futures
Contracts by selling those 10 contracts and purchasing 10 October Fed Funds Futures Contracts since the contracts being sold and those being purchased have different expiration months.  On the other hand, you could not purchase
10 January Fed Funds Future Contracts if the open interest for those contracts was less than 1,000 contracts, even if the total open interest for all Fed Funds Futures Contracts was greater than 1,000 contracts.

                  Additional Exemptions From Preclearance

         PIMCO's Chief Compliance Officer, in consultation with PIMCO's Chief Legal Officer, may exempt other classes of Investment Transactions, Securities or Futures Contracts from the Code's preclearance requirement upon a determination that they do not involve a realistic possibility of violating the general principles described at the beginning of the Code.

                  Preclearance Required

         Given the exemptions described above, preclearance shall be required for Investment Transactions in:

         1.       Designated Equity Securities.

         2.       Relevant Debt Securities in excess of the per calendar month per issuer thresholds specified for purchases or sales of those Securities in paragraph 2 under "Securities Exempt from
                  Preclearance Depending on Transaction Size."

         3.       More than $1,000,000 per calendar month in debt Securities of a Qualified Foreign Government.

         4.       Related Securities that are exchangeable for or convertible into one of the Securities requiring preclearance under (1), (2), or (3) above.

         5.       More than 50 Publicly-Traded Futures Contracts per calendar month to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

         6.       More than 10 of any other individual Publicly-Traded Futures Contract or any Publicly-Traded Futures
                  Contract for which the open market interest as reported in The Wall Street Journal on the date of your Investment Transaction (for the previous trading day) is less than 1,000 contracts, unless the Futures Contract is exempt from preclearance regardless of transaction size.

         7.       Any other Security or Publicly-Traded Futures Contract that is not within the "exempt" categories listed above.

         8.       Any closed end fund for which PIMCO serves as the investment advisor or sub-advisor (i.e., PIMCO
                  Commercial Mortgage Securities Trust, Inc., PIMCO Municipal Income Fund, PIMCO California
                  Municipal Income Fund, PIMCO New York Municipal Income Fund, PIMCO Corporate Income Fund or any
                  other closed end fund which PIMCO may advise from time to time).

                                      Holding Periods for Certain Investments

         An Advisory Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same
Fixed Income Security, Tax-Exempt Municipal Bond or Related Security in any account(s) in which the Advisory
Employee has a Beneficial Ownership interest.

         An Advisory Employee may not, within 6 months, purchase and sell, or sell and purchase, shares of a closed end Fund for which PIMCO serves as investment advisor or sub-advisor in any account(s) in which the
Advisory Employee has a Beneficial Ownership interest.  As described below, different minimum holding periods apply to Investment Transactions in Mutual Fund Securities (which do not include closed end Funds).

         A Portfolio Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same
Designated Equity Security in any account(s) in which the Portfolio Employee has a Beneficial Ownership interest.

         These minimum holding periods do not apply to Investment Transactions in U.S. Government Securities,
most equity Securities, shares of Money Market Funds, index options or Futures Contracts nor do they apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From
Preclearance described above.

                                                 Blackout Periods

         You may not purchase or sell a Security, a Related Security or a Futures Contract at a time when you intend or know of another's intention to purchase or sell that Security or Futures Contract on behalf of any
Advisory Client.

         As noted previously in the description of the Preclearance Process, a Compliance Officer may not
preclear an Investment Transaction in a Security or a Futures Contract at a time when there is a pending buy or sell order in the same Security or Futures Contract, or a Related Security, until that order is executed or withdrawn.

         These prohibitions do not apply to Investment Transactions in any Futures Contracts that are exempt from preclearance regardless of transaction size.

                                           Transactions In Mutual Fund Securities

         Reporting of Mutual Fund Security Transactions

         Effective as of February 1, 2004, all of the Reporting Obligations described in the Code shall apply to
Mutual Fund Securities (other than Money Market Funds) in which you have a Beneficial Ownership interest.  Mutual
Fund Securities no longer are Exempt Securities for purposes of this Code.  For purposes of the Code, shares of closed end Funds are not considered Mutual Fund Securities.  Investment Transactions in closed end Funds are covered by other sections of the Code.

         Holding Periods for Mutual Fund Security Transactions

         An Advisory Employee may not, within 30 calendar days, purchase and sell, or sell and purchase, the same
Mutual Fund Security in any account(s) in which the Advisory Employee has a Beneficial Ownership interest. This
30-day minimum holding period applies to purchases and sales of the same Mutual Fund Security regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, etc.) or across multiple accounts in which the Advisory Employee has a Beneficial Ownership interest.  With respect to a Mutual Fund that invests exclusively or primarily in Funds or other collective investment vehicles or pools (often referred to as a "fund of funds"), this minimum holding period applies only to the investment in the top-tier Mutual Fund.  Thus, for purposes of determining compliance with this minimum holding period, an Advisory Employee is not required to "look through" a fund of funds in which he or she invests.

         This minimum holding period shall not apply with respect to purchases or sales made pursuant to (1)
automatic reinvestment of dividends, capital gains, income or interest received from a Mutual Fund, or (2) a periodic investment, redemption, or reallocation plan in a deferred compensation, 401(k), retirement or other account (e.g., purchases of Mutual Fund Securities every pay period in an employee's 401(k) account).  In order to rely on this exception, the investment options in the plan may not be changed more frequently than every 30 calendar days.  This minimum holding period also does not apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described above.

                                          GIFTS AND SERVICE AS A DIRECTOR

                                                       Gifts

         You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value from any person or entity that does business, or desires to do business, with PIMCO directly or on behalf of an
Advisory Client (a "Giver").  You may, however, accept gifts from a single Giver so long as their aggregate annual value does not exceed $500, and you may attend business meals, sporting events and other entertainment events at the expense of a Giver (without regard to their aggregate annual value), so long as the expense is reasonable, infrequent and both you and the Giver are present.

         If you are a registered representative of PIMCO Advisors Distributors LLC ("PAD"), the aggregate annual gift value from a single Giver shall not exceed $100.00.  As a PAD representative, you are required to maintain a record of each gift, gratuity, investment opportunity or similar item, and make such record available to the
Compliance Department upon request.

                                               Service As A Director

         If you are an Advisory Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, other than of a Fund for which PIMCO is an advisor or sub-advisor, unless you have received the prior written approval of the Chief Executive Officer and the Chief Legal Officer of PIMCO.
Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients.  If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Advisory Employees who make investment decisions with respect to the Securities of that entity, through a "Chinese Wall" or other procedures.

                                                    COMPLIANCE

                                                  Certifications

         Upon Receipt Of This Code

         Upon commencement of your employment or the effective date of this Code, whichever occurs later, you shall be required to acknowledge receipt of your copy of this Code by completing and returning a copy of the form attached hereto as Appendix III.  By that acknowledgment, you will also agree:

         1.       To read the Code, to make a reasonable effort to understand its provisions, and to ask questions about those provisions you find confusing or difficult to understand.

         2.       To comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.

         3.       To advise the members of your Immediate Family about the existence of the Code, its applicability to their personal trading activity, and your responsibility to assure that their personal trading activity complies with the Code.

         4.       To cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine your compliance with the provisions of the Code.

         In addition, your acknowledgment will recognize that any failure to comply with the Code and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal.

         Annual Certificate Of Compliance

         You are required to certify on an annual basis, on a copy of the form attached hereto as Appendix IV, that you have complied with each provision of your initial acknowledgment (see above).  In particular, your annual certification will require that you certify that you have read and that you understand the Code, that you recognize you are subject to its provisions, that you complied with the requirements of the Code during the year just ended and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Code.

                                               Post-Trade Monitoring

         The Compliance Officers will review the Duplicate Broker Reports and other information supplied to them concerning your personal Investment Transactions so that they can detect and prevent potential violations of the
Code.  The Compliance Officers will perform such investigation and make such inquiries as they consider necessary to perform this function.  You agree to cooperate with any such investigation and to respond to any such inquiry.  You should expect that, as a matter of course, the Compliance Officers will make inquiries regarding any personal Investment Transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client.

                                                      Waivers

         PIMCO's Chief Compliance Officer, in consultation with PIMCO's Chief Legal Officer, may grant an individual waiver to an Advisory Employee from any requirement of this Code if together they determine that compliance with the requirement would impose an undue burden or hardship on the Advisory Employee.  The Chief
Compliance Officer shall maintain a log of each waiver granted that includes, among other things, the name of the
Advisory Employee, the particular requirement of the Code to which the waiver applies, the effective date of the waiver, and a summary of the reasons why the waiver was granted.

                                                 Remedial Actions

         If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, full or partial disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation.  As part of any sanction, you may be required to reverse an Investment Transaction and to forfeit any profit or to absorb any loss from the transaction.

         PIMCO's Chief Legal Officer and Chief Compliance Officer shall have the ultimate authority to determine whether you have violated the Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation.  In making their determination, the Chief Legal Officer and the Chief Compliance Officer
shall consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

                                         Reports To Directors And Trustees

         Reports Of Material Violations

         The General Counsel of ADAM and the directors or trustees of any affected Fund that is an Advisory
Client will be informed on a timely basis of any material violation of this Code.

         Reports of Material Changes To The Code

         PIMCO will promptly advise the directors or trustees of any Fund that is an Advisory Client if PIMCO makes any material change to this Code.

         Annual Reports

         PIMCO's management will furnish a written report annually to the General Counsel of ADAM and to the directors or trustees of each Fund that is an Advisory Client.  Each report, at a minimum, will:

         1.       Describe any issues arising under the Code, or under procedures implemented by PIMCO to prevent violations of the Code, since management's last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to such material violations; and

         2.       Certify that PIMCO has adopted procedures reasonably necessary to prevent Advisory Employees from violating the Code.

                                                   Recordkeeping

         Beginning on the effective date of this Code, PIMCO will maintain, at its principal place of business, the following records, which shall be available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         1.       PIMCO's Chief Compliance Officer shall maintain, in any easily accessible place:

                  (a)      a copy of PIMCO's current Code and of each predecessor of that Code that was in effect at any time within the previous five (5) years;

                  (b)      a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which the violation occurred;

                  (c)      a copy of each report made by an Advisory Employee pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Advisory Employee, for at least two (2) years after the end of the fiscal year in which that report was made or that information was provided;

                  (d)      a record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to this Code or who are or were responsible for reviewing such reports;

                  (e)      a copy of each report to the General Counsel of ADAM or to the directors or trustees of a Fund that is an Advisory Client for at least two (2) years after the end of the fiscal year in which that report was made; and

                  (f)      the log required under "Waivers" for at least five (5) years after the end of the fiscal year in which the relevant waivers were granted.

         2.       PIMCO shall also maintain the following additional records:

                  (a)      a copy of each report made by an Advisory Employee pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Advisory Employee, for at least five (5) years after the end of the fiscal year in which that report was made or that information was provided;

                   (b)     a copy of each report to the General Counsel of ADAM or to the directors or trustees of a Fund that is an Advisory Client for at least five (5) years after the end of the fiscal year in which that report was made; and

                  (c)      a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Portfolio Employee of a Beneficial Ownership interest in any Security in an Initial Public Offering or in a Private Placement for at least five (5) years after the end of the fiscal year in which such approval was granted.

                                                    APPENDIX I

                                         Definitions Of Capitalized Terms

         The following definitions apply to the capitalized terms used in the Code:

ADAM

         The acronym "ADAM" means Allianz Dresdner Asset Management of America L.P.

Advisory Client

         The term "Advisory Client" shall have the meaning provided in the first paragraph of the Code.

Advisory Employee

         The term "Advisory Employee" means:  (1) a director, officer, general partner or employee of PIMCO who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (2) or a natural person in a control relationship to PIMCO, or an employee of any company in a control relationship to
PIMCO, who: (a) makes, participates in, or obtains information regarding the purchase or sale of a Security by a
Fund that is an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (b) obtains information concerning recommendations to a Fund with regard to the purchase or sale of a Security by the Fund.

Beneficial Ownership

         As a general matter, you are considered to have a "Beneficial Ownership" interest in a Security or a
Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from an Investment Transaction in that Security or Futures Contract.  You are presumed to have a Beneficial
Ownership interest in any Security or Futures Contract held, individually or jointly, by you or a member of your
Immediate Family (as defined below).  In addition, unless specifically excepted by a Compliance Officer based on a showing that your interest in a Security or a Futures Contract is sufficiently attenuated to avoid the possibility of conflict, you will be considered to have a Beneficial Ownership interest in a Security or a
Futures Contract held by:  (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a partnership in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your Immediate Family has investment discretion, (4) a limited liability company in which you are a manager-member, (5) a limited liability company in which you or your
Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your
Immediate Family has investment discretion, (6) a trust in which you or a member of your Immediate Family has a vested interest or serves as a trustee with investment discretion, (7) a closely-held corporation in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your Immediate Family has investment discretion, or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or your Immediate Family has a substantial economic interest.

         For purposes of this Code, "Beneficial Ownership" shall also be interpreted in a manner consistent with
SEC Rule 16a-1(a)(2) (17 C.F.R. Section 240.16a-1(a)(2)).

Code

         The term "Code" shall have the same meaning provided in the first paragraph of the Code.

Compliance Officer

         The term "Compliance Officer" means a PIMCO Compliance Officer listed on Appendix X to the Code.

Designated Equity Security

         The term "Designated Equity Security" shall mean any equity Security, option, warrant or other right to an equity Security designated as such by a Compliance Officer, after receiving notification from a Portfolio
Employee that said Security is being considered for purchase or sale by PIMCO on behalf of one of its Advisory
Clients.

Duplicate Broker Reports

         The term "Duplicate Broker Reports" means duplicate copies of trade confirmations of relevant Investment
Transactions and of periodic statements for a relevant Personal Account or Related Account.

Exempt Security

         The term "Exempt Security" refers to:

         1.       Direct obligations of the Government of the United States;

         2.       Shares issued by open-end Funds that are Money Market Funds; and

         3.       Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.  For these purposes, a "high quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized
                  Statistical Rating Organization.

Fixed Income Security

         The term "Fixed Income Security" shall mean a fixed income Security issued by an agency or instrumentality of, or unconditionally guaranteed by, the Government of the United States, a corporate debt
Security, a mortgage-backed or other asset-backed Security, a taxable fixed income Security issued by a state or local government or a political subdivision thereof, a structured note or loan participation, a foreign government debt Security, or a debt Security of an international agency or a supranational agency.  For purposes of this Code, the term "Fixed Income Security" shall not be interpreted to include a U.S. Government Security or any other Exempt Security (as defined above) nor shall it be interpreted to include a Tax-Exempt Municipal Bond
(as defined below).

Fund

         The term "Fund" means an investment company registered under the Investment Company Act.

Futures Contract

         The term "Futures Contract" includes (a) a futures contract and an option on a futures contract traded on a United States or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile
Exchange, the London International Financial Futures Exchange or the New York Mercantile Exchange (a
"Publicly-Traded Futures Contract"), as well as (b) a forward contract, a swap, a cap, a collar, a floor and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities) (a "Privately-Traded Contract").  Consult with a
Compliance Officer prior to entering into a transaction in case of any doubt.  For purposes of this definition, a
Publicly-Traded Futures Contract is defined by its expiration month, i.e. a Publicly-Traded Futures Contract on a
U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in July.  For purposes of this Code,
"Futures Contract" shall not include a "security future" as defined in Section 3(a)(55) of the Securities
Exchange Act of 1934 (15 U.S.C. Section 78c(a)(55)).

Immediate Family

         The term "Immediate Family" means any of the following persons who reside in your household, depend on you for basic living support, or for whom you have investment discretion:  your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Initial Public Offering

         The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. Section 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. Section 78m or
Section 78o(d)).

Insider Trading Policy

         The term "Insider Trading Policy" shall mean the ADAM Insider Trading Policy and Procedures attached as
Appendix II to this Code.

Investment Company Act

         The term "Investment Company Act" means the Investment Company Act of 1940, as amended.

Investment Transaction

         The term "Investment Transaction" means any transaction in a Security or a Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest, and includes, among other things, the writing of an option to purchase or sell a Security.

Money Market Fund

         The term "Money Market Fund" means any taxable or tax-exempt money market Fund or any similar open-end
Fund.

Mutual Fund

         The term "Mutual Fund" means (1) a collective investment vehicle or pool that is an open-end management investment company as defined in Section 5(a)(1) of the Investment Company Act and registered as an investment company under the Investment Company Act (other than Money Market Funds that are "Exempt Securities," as defined above), (2) a collective investment vehicle or pool that is organized or established outside of the United States that generally provides the right to purchase or redeem Securities issued by such fund on a daily basis, or (3) a collective investment vehicle or pool organized or established in the United States that is either excluded from the definition of "investment company" under the Investment Company Act, or relies on an applicable exemption from registration under the Investment Company, and which generally provides the right to purchase or redeem
Securities issued by such funds on a daily basis.

Mutual Fund Security

         The term "Mutual Fund Security" means an equity Security issued by a Mutual Fund.

PAD

         The acronym "PAD" means PIMCO Advisors Distributors LLC.

Personal Account

         The term "Personal Account" means the following accounts that hold or are likely to hold a Security (as defined below) or a Futures Contract (as defined above) in which you have a Beneficial Ownership interest:  any account in your individual name; any joint or tenant-in-common account in which you have an interest or are a participant; any account for which you act as trustee, executor, or custodian; any account over which you have investment discretion or otherwise can exercise control (other than non-related clients' accounts over which you have investment discretion), including the accounts of entities controlled directly or indirectly by you; and any other account in which you have a Beneficial Ownership interest (other than such accounts over which you have no investment discretion and cannot otherwise exercise control).

PIMCO

         The acronym "PIMCO" shall mean Pacific Investment Management Company LLC.

Portfolio Employee

         The term "Portfolio Employee" means:  (1) a portfolio manager or any employee of PIMCO (or of any company in a control relationship with PIMCO) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, or (2)
any natural person who controls PIMCO and who obtains information concerning recommendations made to a Fund that is an Advisory Client regarding the purchase or sale of Securities by the Fund.  For these purposes, "control"
has the same meaning as in Section 2(a)(9) of the Investment Company Act (15 U.S.C. Section 80a-2(a)(9)).

Private Placement

         The term "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) (15 U.S.C. Section 77d(2) or Section 77d(6)) or pursuant to SEC Rules 504,
505 or 506 (17 C.F.R. Sections 230.504, 230.505, or 230.506) under the Securities Act of 1933.

Qualified Foreign Government

         The term "Qualified Foreign Government" means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars. A list of Qualified Foreign Governments will be prepared as of the last business day of each calendar quarter, will be available from the Chief
Compliance Officer, and will be effective for the following calendar quarter.

Related Account

         The term "Related Account" means any account, other than a Personal Account, that holds a Security or a
Futures Contract in which you have a Beneficial Ownership interest.

Related Security

         The term "Related Security" shall mean any option to purchase or sell, and any Security convertible into or exchangeable for, a Security that is or has been held by PIMCO on behalf of one of its Advisory Clients or any
Security that is being or has been considered for purchase by PIMCO on behalf of one of its Advisory Clients.

Relevant Debt Security

         The term "Relevant Debt Security" shall mean corporate debt Securities, mortgage-backed and other asset-backed Securities, Tax-Exempt Municipal Bonds, taxable state, local and municipal Fixed Income Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments.

Security

         As a general matter, the term "Security" shall mean any stock, note, bond, debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest or investment contract other than an Exempt Security (as defined above).  The term "Security" includes a Mutual Fund Security or an option on a Security, on an index of Securities, on a currency or on a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia
Stock Exchanges, as well as such an option traded in the over-the-counter market.  For purposes of this Code, the term "Security" shall include a "security future" as defined in Section 3(a)(55) of the Securities Exchange Act of 1934, but otherwise shall not include a Futures Contract or a physical commodity (such as foreign exchange or a precious metal).

         As a technical matter, the term "Security" shall, except as otherwise provided above, have the meaning set forth in Section 2(a)(36) of the Investment Company Act (15 U.S.C. Section 80a-2(a)(36)), which defines a Security to mean:

         Any note, stock, treasury stock, security future, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase, any of the foregoing.

Tax-Exempt Municipal Bond

         The term "Tax-Exempt Municipal Bond" shall mean any Fixed Income Security exempt from federal income tax that is issued by a state or local government or a political subdivision thereof.

                                                    Appendix II

                                 Allianz Dresdner Asset Management of America L.P.

                                       Insider Trading Policy and Procedures

                  Section I.  Policy Statement on Insider Trading

                  A.       Policy Statement on Insider Trading

Allianz  Dresdner  Asset  Management  of America L.P.  ("ADAM") and its  division or its  subsidiaries,  including,
Allianz Hedge Fund Partners  L.P.,  Allianz  Private Client  Services LLC,  Allianz  Private  Equity  Partners LLC,
Cadence  Capital  Management  LLC,  Nicholas-Applegate  Capital  Management  LLC, NFJ  Investment  Group L.P.,  OCC
Distributors LLC, OpCap Advisors LLC,  Oppenheimer  Capital LLC, PIMCO Advisors Fund Management LLC, PIMCO Advisors
Managed  Accounts LLC, PIMCO Advisors  Retail  Holdings LLC, PIMCO Advisors CD  Distributors  LLC, and PIMCO Equity
Advisors  LLC,,  collectively,  the Company,  ADAM or ADAM  Advisers)  forbid any of their  officers,  directors or employees  from  trading,  either  personally  or on behalf of others (such as,  mutual funds and private  accounts managed by an ADAM Advisor), on the basis of material non-public  information or communicating  material non-public information  to others in  violation  of the law.  This  conduct is  frequently  referred to as "insider  trading".
This is a group wide policy.

The term "insider  trading" is not defined in the federal  securities  laws,  but generally is used to refer to the situation when a person trades while aware of material non-public  information or communicates  material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         (1)      trading by an insider, while aware of material, non-public information; or

         (2)      trading  by  a  non-insider,   while  aware  of  material,  non-public  information,   where  the
                  information  was  disclosed to the  non-insider  in  violation  of an  insider's  duty to keep it confidential; or

         (3)      communicating  material,  non-public  information  to  others  in  breach  of a duty of  trust or confidence.

This policy  applies to every such  officer,  director and employee  and extends to  activities  within and outside their duties at the Company.  Every  officer,  director  and employee  must read and retain this policy  statement.
Any questions  regarding  this policy  statement and the related  procedures set forth herein should be referred to your local compliance officer.

The  remainder of this  memorandum  discusses in detail the elements of insider  trading,  the  penalties  for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

1.       To Whom Does This Policy Apply?

This Policy  applies to all  employees,  officers  and  directors  (direct or  indirect)  of the Company  ("Covered
Persons"),  as well  as to any  transactions  in any  securities  participated  in by  family  members,  trusts  or corporations controlled by such persons.  In particular, this Policy applies to securities transactions by:

o        the Covered Person's spouse;
o        the Covered Person's minor children;
o        any other relatives living in the Covered Person's household;
o        a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
o        a trust as to which the Covered Person is a trustee;
o        a revocable trust as to which the Covered Person is a settlor;
o        a corporation of which the Covered Person is an officer, director or
         10% or greater stockholder; or
o        a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.       What is Material Information?

Trading on inside  information  is not a basis for  liability  unless  the  information  is deemed to be  material.
"Material  information"  generally is defined as  information  for which there is a substantial  likelihood  that a reasonable investor would consider it important in making his or her investment  decisions,  or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although  there  is no  precise,  generally  accepted  definition  of  materiality,  information  is  likely  to be
"material" if it relates to significant changes affecting such matters as:

o        dividend or earnings expectations;
o        write-downs or write-offs of assets;
o        additions to reserves for bad debts or contingent liabilities;
o        expansion or curtailment of company or major division operations;
o        proposals or agreements involving a joint venture, merger, acquisition;
o        divestiture, or leveraged buy-out;
o        new products or services;
o        exploratory, discovery or research developments;
o        criminal indictments, civil litigation or government investigations;
o        disputes with major suppliers or customers or significant changes in the relationships with such parties;
o        labor disputes including strikes or lockouts;
o        substantial changes in accounting methods;
o        major litigation developments;
o        major personnel changes;
o        debt service or liquidity problems;
o        bankruptcy or insolvency;
o        extraordinary management developments;
o        public offerings or private sales of debt or equity securities;
o        calls, redemptions or purchases of a company's own stock;
o        issuer tender offers; or
o        recapitalizations.

Information  provided by a company could be material  because of its expected  effect on a particular  class of the company's  securities,  all of the company's  securities,  the securities of another company,  or the securities of several companies.  Moreover,  the resulting prohibition against the misuses of "material"  information reaches all
types  of  securities  (whether  stock  or  other  equity  interests,   corporate  debt,  government  or  municipal
obligations,  or commercial  paper) as well as any option  related to that  security  (such as a put, call or index security).

Material  information  does not have to relate to a company's  business.  For example,  in  Carpenter v. U.S.,  108
U.S. 316 (1987),  the Supreme Court considered as material certain  information about the contents of a forthcoming newspaper  column that was  expected to affect the market  price of a security.  In that case,  a reporter for The
Wall  Street  Journal  was found  criminally  liable for  disclosing  to others  the dates that  reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.       What is Non-public Information?

In order for issues  concerning  insider  trading to arise,  information  must not only be  "material",  it must be
"non-public".  "Non-public"  information is information  which has not been made available to investors  generally.
Information  received in circumstances  indicating that it is not yet in general circulation or where the recipient knows or  should  know  that the  information  could  only  have  been  provided  by an  "insider"  is also  deemed
"non-public" information.

At such time as material,  non-public  information has been effectively  distributed to the investing public, it is no longer  subject  to insider  trading  restrictions.  However,  for  "non-public"  information  to become  public information,  it must be disseminated through recognized channels of distribution  designed to reach the securities marketplace.

To show that  "material"  information  is  public,  you  should be able to point to some  fact  verifying  that the information  has become  generally  available,  for example,  disclosure in a national  business and financial wire service  (Dow Jones or  Reuters),  a national  news  service (AP or UPI),  a national  newspaper  (The Wall Street
Journal,  The New  York  Times or  Financial  Times),  or a  publicly  disseminated  disclosure  document  (a proxy statement or  prospectus).  The  circulation  of rumors or "talk on the street",  even if accurate,  widespread and reported in the media,  does not constitute  the requisite  public  disclosure.  The  information  must not only be publicly  disclosed,  there  must  also be  adequate  time for the  market as a whole to  digest  the  information.
Although timing may vary depending upon the  circumstances,  a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public  information is not made public by selective  dissemination.  Material  information  improperly disclosed only to  institutional  investors or to a fund analyst or a favored group of analysts  retains its status as "non-public"  information which must not be disclosed or otherwise misused.  Similarly,  partial disclosure does not constitute public  dissemination.  So long as any material component of the "inside"  information  possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

Information  Provided in  Confidence.  It is possible that one or more  directors,  officers,  or employees of ADAM may  become  temporary  "insiders"  because of a duty of trust or  confidence.  A duty of trust or  confidence  can arise:  (1) whenever a person agrees to maintain  information  in  confidence;  (2) when two people have a history, pattern,  or practice of sharing  confidences such that the recipient of the information knows or reasonably should know that the person  communicating the material  non-public  information  expects that the recipient will maintain its  confidentiality;  or (3) whenever a person receives or obtains  material  non-public  information from certain close family members such as spouses,  parents,  children and siblings.  For example,  personnel at ADAM may become insiders  when an external  source,  such as a company  whose  securities  are held by one or more of the  accounts managed by an ADAM Adviser,  discloses  material,  non-public  information to ADAM Adviser's  portfolio managers or analysts with the expectation that the information will remain confidential.

As an  "insider",  ADAM has a duty not to breach  the  trust of the  party  that has  communicated  the  "material, non-public"  information by misusing that  information.  This duty may arise because an ADAM Adviser has entered or has been invited to enter into a commercial  relationship  with the company,  client or prospective  client and has been given  access to  confidential  information  solely for the  corporate  purposes  of that  company,  client or prospective client.  This duty remains whether or not an ADAM Adviser ultimately participates in the transaction.

Information  Disclosed in Breach of a Duty.  Analysts and portfolio  managers at an ADAM Adviser must be especially wary of "material,  non-public"  information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the  corporation and  shareholders.  Even where there is no expectation of  confidentiality,  a person may become an "insider" upon receiving  material,  non-public  information in  circumstances  where a person knows,  or should  know,  that a  corporate  insider  is  disclosing  information  in breach of a duty of trust and confidence that he or she owes the corporation  and its  shareholders.  Whether the disclosure is an improper "tip"
that renders the  recipient a "tippee"  depends on whether the  corporate  insider  expects to benefit  personally, either  directly or  indirectly,  from the  disclosure.  In the context of an  improper  disclosure  by a corporate insider,  the requisite  "personal  benefit" may not be limited to a present or future  monetary  gain.  Rather,  a prohibited  personal  benefit could include a  reputational  benefit,  an  expectation of a "quid pro quo" from the recipient or the recipient's employer by a gift of the "inside" information.

A person  may,  depending  on the  circumstances,  also  become an  "insider"  or  "tippee"  when he or she obtains
apparently  material,   non-public   information  by  happenstance,   including  information  derived  from  social
situations,  business gatherings,  overheard conversations,  misplaced documents, and "tips" from insiders or other third parties.

4.       Identifying Material Information

Before trading for yourself or others,  including  investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material,  non-public  information,  ask yourself the following questions:

i.       Is  this  information  that  an  investor  could  consider  important  in  making  his or  her  investment decisions?  Is this  information  that could  substantially  affect the market price of the  securities if generally disclosed?

ii.      To whom has this  information  been provided?  Has the information  been  effectively  communicated to the marketplace  by being  published  in The  Financial  Times,  Reuters,  The Wall  Street  Journal  or other publications of general circulation?

Given the potentially  severe  regulatory,  civil and criminal sanctions to which you the Company and its personnel could be subject,  any director,  officer and employee  uncertain as to whether the information he or she possesses is "material non-public" information should immediately take the following steps:

i.       Report the matter immediately to a Compliance Officer or the Chief Legal Officer of ADAM;

ii.      Do not purchase or sell the  securities on behalf of yourself or others,  including  investment  companies or private accounts managed by an ADAM Adviser; and

iii.     Do not communicate the information  inside or outside the Company,  other than to a Compliance  Officer or the Chief Legal Officer of ADAM.

After the  Compliance  Officer or Chief Legal  Officer has reviewed the issue,  you will be  instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.       Penalties for Insider Trading

Penalties  for  trading on or  communicating  material  non-public  information  are severe,  both for  individuals involved in such  unlawful  conduct and their  employers.  A person can be subject to some or all of the  penalties below even if he or she does not  personally  benefit from the violation.  Penalties  include:  civil  injunctions, treble  damages,  disgorgement of profits,  jail sentences,  fines for the person who committed the violation of up to three times,  the profit gained or loss avoided,  whether or not the person  actually  benefited,  and fines for the  employer  or other  controlling  person of up to the  greater of  $1,000,000  or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the
Company, including dismissal of the persons involved.

                  Section II.       Procedures to Implement the Policy Against Insider Trading

A.       Procedures to Implement the Policy Against Insider Trading

The following  procedures have been established to aid the officers,  directors and employees of an ADAM Adviser in avoiding  insider  trading,  and to aid an ADAM Adviser in  preventing,  detecting and imposing  sanctions  against insider  trading.  Every  officer,  director and employee of an ADAM Adviser must follow these  procedures  or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Trading Restrictions and Reporting Requirements

1.       No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.       No  employee,  officer or director of the Company who is aware of material  non-public  information  which relates to any other  company or entity in  circumstances  in which such person is deemed to be an insider or is otherwise  subject to restrictions  under the federal  securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3.       No  employee,  officer or director of ADAM shall engage in a  securities  transaction  with respect to the securities of Allianz AG, except in accordance  with the specific  procedures  published from time to time by ADAM.

4.       No employee  shall  engage in a personal  securities  transaction  with respect to any  securities  of any other company, except in accordance with the specific procedures set forth in ADAM's Code of Ethics.

5.       Employees  shall submit reports  concerning  each  securities  transaction in accordance with the terms of the Code of Ethics and verify their  personal  ownership of securities in accordance  with the  procedures set forth in the Code of Ethics.

6.       Because even inadvertent  disclosure of material non-public  information to others can lead to significant legal  difficulties,  officers,  directors  and  employees  of ADAM  should not  discuss  any  potentially material non-public  information concerning ADAM or other companies,  including other officers,  employees and directors, except as specifically required in the performance of their duties

B.       Chinese Wall Procedures

The  Insider  Trading  and  Securities  Fraud  Enforcement  Act in the US  require  the  establishment  and  strict enforcement of procedures  reasonably  designed to prevent the misuse of "inside"  information/1/.  Accordingly,  you should not discuss  material  non-public  information  about ADAM or other  companies with anyone,  including other employees,  except as required in the  performance  of your regular  duties.  In addition,  care should be taken so that such information is secure. For example,  files containing material  non-public  information should be sealed;
access to computer files containing material non-public information should be restricted.

C.       Resolving Issues Concerning Insider Trading

The federal  securities  laws,  including  the US laws  governing  insider  trading,  are complex.  If you have any doubts or questions as to the  materiality or non-public  nature of information in your  possession or as to any of the applicability or interpretation  of any of the foregoing  procedures or as to the propriety of any action,  you should  contact  your  Compliance  Officer.  Until  advised to the  contrary by a  Compliance  Officer,  you should presume that the  information  is material and  non-public  and you should not trade in the  securities or disclose this information to anyone.

                                                   Appendix III

                                             ACKNOWLEDGMENT OF RECEIPT

                                                      of the
                                                 Code of Ethics of
                                                      and the
                                Insider Trading Policy and Procedures Applicable to

                                     PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

         I hereby certify that I have received the attached Code of Ethics and Insider Trading Policy and
Procedures.  I hereby agree to read the Code, to make a reasonable effort to understand its provisions and to ask questions about those provisions I find confusing or difficult to understand.  I also agree to comply with the
Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.  I also agree to advise members of my Immediate Family about the existence of the Code of Ethics, its applicability to their personal trading activity, and my responsibility to assure that their personal trading activity complies with the Code of Ethics.  Finally, I agree to cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine my compliance with the provisions of the Code.  I recognize that any failure to comply in all aspects with the Code and to honor the commitments made by this acknowledgment may result in disciplinary action, including dismissal.

Date: ___________________                                     ____________________________________________
                                                              Signature

                                                              ____________________________________________
                                                              Print Name

                                                    Appendix IV

                                        ANNUAL CERTIFICATION OF COMPLIANCE

                                                     with the
                                                 Code of Ethics of

                                     PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

         I hereby certify that I have complied with the requirements of the Code of Ethics and Insider Trading
Policy and Procedures that have applied to me during the year ended December 31, 200_.    In addition, I hereby
certify that I have read the Code and understand its provisions.  I also certify that I recognize that I am subject to the provisions of the Code and that I have disclosed, reported, or caused to be reported all transactions required to be disclosed or reported pursuant to the requirements of the Code.  I recognize that any failure to comply in all aspects with the Code and that any false statement in this certification may result in disciplinary action, including dismissal.

Date: ___________________                                     ____________________________________________
                                                              Signature

                                                              ____________________________________________
                                                              Print Name

                                                    Appendix V

                                            INITIAL REPORT OF ACCOUNTS

                                                  Pursuant to the
                                                 Code of Ethics of

                                     PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

         In accordance with the Code of Ethics, I have attached to this form copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures
Contract in which I have a Beneficial Ownership interest, as well as copies of confirmations for any and all
Investment Transactions subsequent to the effective dates of those statements.1

         In addition, I hereby supply the following information for each and every Personal Account and Related
Account in which I have a Beneficial Ownership interest for which I cannot supply the most recent account statement:

(1)      Name of employee:                                          _______________________________________________

(2)      If different than (1), name of the person
         in whose name the account is held:                         _______________________________________________

(3)      Relationship of (2) to (1):                                _______________________________________________

(4)      Firm(s) at which Account is maintained:                    _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

(5)      Account Number(s):                                         _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

(6)      Name and phone number(s) of Broker or Representative:      _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

                                                                    _______________________________________________

(7)      Account holdings:

         Name of Security           Quantity              Principal Amount            Custodian
1.      ___________________         ______________        _______________       ___________________
2.      ___________________         ______________        _______________       ___________________
3.      ___________________         ______________        _______________       ___________________
4.      ___________________         ______________        _______________       ___________________
5.      ___________________         ______________        _______________       ___________________

(Attach additional sheets if necessary)

         I also supply the following information for each and every Security or Futures Contract in which I have a Beneficial Ownership interest, to the extent this information is not available elsewhere on this form or from
the statements and confirmations attached to this form.   This includes Securities or Futures Contracts held at
home, in safe deposit boxes, or by an issuer.

                Person Who               Description
             Owns the Security         of the Security
            Or Futures Contract      Or Futures Contract           Quantity             Principal Amount           Custodian

1.       ___________________        _________________       _________________        _________________       _________________
2.       ___________________        _________________       _________________        _________________       _________________
3.       ___________________        _________________       _________________        _________________       _________________
4.       ___________________        _________________       _________________        _________________       _________________
5        ___________________        _________________       _________________        _________________       _________________

(Attach additional sheets if necessary.)

         I hereby certify that this form and the attachments (if any) identify all of the Personal Accounts,
Related Accounts, Securities and Futures Contracts in which I have a Beneficial Ownership interest as of this date.

                                                              _____________________________________________
                                                              Signature

                                                              _____________________________________________
                                                              Print Name

Date: ___________________________

Attachments

                                                    Appendix VI

                                     PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

                                          PIMCO ADVISORS DISTRIBUTORS LLC

                                    QUARTERLY REPORT OF INVESTMENT TRANSACTIONS

                                    FOR THE QUARTER ENDED ______________, 200_

===================================================================================================================

Please mark one of the following:

         |_|  No reportable Investment Transactions have occurred.
         |_|  Except as indicated below, all reportable Investment Transactions were made through Personal
Accounts and Related Accounts identified on the attached list, which, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely
Duplicate Broker Reports for the calendar quarter just ended./2/    I hereby certify that the broker, dealer,
transfer agent, bank or futures commission merchant for each such account has been instructed to send a
Compliance Officer timely Duplicate Broker Reports for that account.

The following information for Investment Transactions during the calendar quarter just ended does not appear on the Duplicate
Broker Reports referenced above.

               Title, Interest Rate     Number of
               and Maturity Date of     Shares or         Nature of                                Broker, Dealer,
Transaction    Security or Futures      Contracts And     Transaction            Transaction       Transfer Agent
Date           Contract                 Principal Amount  (i.e. Buy or Sell)     Price             Bank or FCM

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

SPECIAL NOTE TO PIMCO ADVISORS DISTRIBUTORS LLC REGISTERED REPS AND ACCESS PERSONS:  You will not have to fill out an extra form for each quarter for PIMCO Advisors Distributors  LLC.

                                                                               SIGNED: _____________________________________________

                                                                               PRINT NAME: _________________________________________

                                                                               DATE: _______________________________________________

1.       Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.

2.       Transaction Date.  In the case of a market transaction, state the trade date (not the settlement date).

3.       Title of Security or Futures Contract.  State the name of the issuer and the class of the Security
         (e.g., common stock, preferred stock or designated issue of debt securities).  For Fixed Income Securities, please provide the Security's interest rate and maturity date.  For a Futures Contract,  state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.

4.       Number of Shares or Contracts and Principal Amount.    State the number of shares of Securities, the
         face amount of Fixed Income Securities or the units of other securities.  For options, state the amount of securities subject to the option.  Provide the principal amount of each Security or Futures Contract.  If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other
         entity, state the entire quantity of Securities or Futures Contracts involved in the transaction.   You may
         indicate, if you wish, the extent of your interest in the transaction.

5.       Nature of Transaction.  Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).

6.       Transaction Price.  State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution.  In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

7.       Broker, Dealer, Transfer Agent, Bank or FCM Effecting Transaction.  State the name of the broker, dealer, transfer agent, bank or FCM with or through which the transaction was effected.

8.       Signature.  Sign and date the report in the spaces provided.

9.       Filing of Report.  A report should be filed NOT LATER THAN 10 CALENDAR DAYS after the end of each calendar quarter with:

                  PIMCO
                  ATTN:  Compliance Officer
                  840 Newport Center Drive
                  Suite 100
                  Newport Beach, CA  92660

10.      Duplicate Broker Reports.   Please remember that duplicates of all trade confirmations, purchase and sale
         reports, and periodic statements must be sent to the firm by your broker.   You should use the address above.

                                                   Appendix VII

                                     PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

                                          PIMCO ADVISORS DISTRIBUTORS LLC

                                            ANNUAL HOLDINGS REPORT AND
                                 FOURTH QUARTER REPORT OF INVESTMENT TRANSACTIONS

===================================================================================================================

                                 FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 200_

===================================================================================================================

         I hereby certify that, except as indicated below, all Securities or Futures Contracts in which I had a
Beneficial Ownership interest at the end of the 200_ calendar year were held in Personal Accounts or Related
Accounts identified on the attached list, as modified (if necessary), for which PIMCO should have received or
will receive an account statement of holdings as of the end of that calendar year./3/    I hereby certify that the
broker, dealer, bank or futures commission merchant for each such account has been instructed to send a
Compliance Officer timely Duplicate Broker Reports, including a statement of holdings in that account as of the end of the calendar year.

The following information describes other Securities or Futures Contracts in which I had a Beneficial Ownership interest as of the end of the 200_ calendar year:

Title, Interest Rate                            Number of
and Maturity Date of                            Shares or                                        Broker, Dealer,
Security or Futures                             Contracts And                                    Transfer Agent
Contract                                        Principal Amount                                 Bank or FCM

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

      Except as indicated below, all reportable Investment Transactions during the quarter ended December 31,
200_, were made through Personal Accounts and Related Accounts identified on the attached list, which, as modified
(if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or
Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate Broker Reports for the calendar quarter just ended.

The following information for Investment Transactions during the calendar quarter just ended does not appear on the Duplicate
Broker Reports referenced above.

               Title, Interest Rate     Number of
               and Maturity Date of     Shares or         Nature of                                Broker, Dealer,
Transaction    Security or Futures      Contracts And     Transaction            Transaction       Transfer Agent
Date           Contract                 Principal Amount  (i.e. Buy or Sell)     Price             Bank or FCM

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

SPECIAL NOTE TO PIMCO ADVISORS DISTRIBUTORS LLC REGISTERED REPS AND ACCESS PERSONS:  You will not have to fill out an extra form for each year for PIMCO Advisors Distributors  LLC.

                                                                               SIGNED: _____________________________________________

                                                                               PRINT NAME: _________________________________________

                                                                               DATE: _______________________________________________

1.       Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.

2.       Transaction Date.  In the case of a market transaction, state the trade date (not the settlement date).

3.       Title of Security or Futures Contract.  State the name of the issuer and the class of the Security
         (e.g., common stock, preferred stock or designated issue of debt securities).  For Fixed Income Securities, please provide the Security's interest rate and maturity date.  For a Futures Contract,  state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.

4.       Number of Shares or Contracts and Principal Amount.    State the number of shares of Securities, the
         face amount of Fixed Income Securities or the units of other securities.  For options, state the amount of securities subject to the option.  Provide the principal amount of each Security or Futures Contract.  If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other
         entity, state the entire quantity of Securities or Futures Contracts involved in the transaction.   You may
         indicate, if you wish, the extent of your interest in the transaction.

5.       Nature of Transaction.  Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).

6.       Transaction Price.  State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution.  In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

7.       Broker, Dealer, Transfer Agent, Bank or FCM Effecting Transaction.  State the name of the broker, dealer, transfer agent, bank or FCM with or through which the transaction was effected.

8.       Signature.  Sign and date the report in the spaces provided.

9.       Filing of Report.  A report should be filed NOT LATER THAN 10 CALENDAR DAYS after the end of each calendar year with:

                  PIMCO
                  ATTN:  Compliance Officer
                  840 Newport Center Drive
                  Suite 100
                  Newport Beach, CA  92660

10.      Duplicate Broker Reports.   Please remember that duplicates of all trade confirmations, purchase and sale
         reports, and periodic statements must be sent to the firm by your broker.   You should use the address above.

                                                          Appendix VIII

                                                    PRECLEARANCE REQUEST FORM

         This form must be submitted to a Compliance Officer before executing any Investment Transaction for which preclearance is required under the PIMCO Code of Ethics.  Before completing this form, you should review the PIMCO Code, including the terms defined in that Code.  The capitalized terms used in this form are governed by those definitions.  In addition, the Code provides information regarding your preclearance obligations under the Code, and information regarding the Transactions, Securities and Futures Contracts that are exempt from the
Code's preclearance requirement.4

         No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of that Investment Transaction by a Compliance Officer.  Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of (a) the close of business on the date authorization is given, or (b) until you discover that information on this preclearance request form is no longer accurate.

(1)  Your Name:                                                            _____________________________________

(2)  If the Investment Transaction will be in someone else's name or
     in the name of a trust, the name of that person or trust:             _____________________________________

     The relationship of that person or trust to you:                      _____________________________________

(3)  Name of the firm (e.g., broker, dealer, bank, futures
     commission merchant) through which the Investment Transaction will
     be executed:                                                          ____________________________________

      The relevant account number at that firm:                            ____________________________________

(4)  Issuer of the Security or identity of the Futures Contract for
     which preclearance is requested:                                      ____________________________________

      The relevant CUSIP number or call symbol:                            ____________________________________

(5)  The maximum number of shares, units or contracts for which preclearance is requested, or the market value or face amount of
     the Fixed Income Securities for which preclearance is requested:      ____________________________________

(6)  The type of Investment Transaction for which preclearance is
     requested (check all that apply):                                     ____ Purchase    ___ Sale   ____ Market Order
                                                                           ____ Limit Order (Price Of Limit Order:_______)

         Please answer the following questions TO THE BEST OF YOUR KNOWLEDGE AND BELIEF:

(a)  Do you possess material nonpublic information regarding the Security or
     Futures Contract identified above or regarding the issuer of that Security?                                      ____ Yes
                                                                                   ____ No
(b)  Is the Security or Futures Contract identified above held by any PIMCO
     Advisory Client or is it a Related Security (as defined in the PIMCO Code)?
                                                                                                                      ____ Yes
                                                                                   ____ No
(c)  Is there a pending buy or sell order on behalf of a PIMCO Advisory
     Client for the Security or Futures Contract identified above or for a
     Security for which the Security identified above is a Related Security?                                          ____ Yes
                                                                                   ____ No
(d)  Do you intend or do you know of another's intention to purchase or sell the Security or Futures Contract identified above, or a Security for which the Security identified above is a Related Security, on behalf of a PIMCO
     Advisory Client?                                                                                                 ____ Yes
                                                                                   ____ No
(e)  Has the Security or Futures Contract identified above or a Related
     Security been considered for purchase by a PIMCO Advisory Client within the most recent 15 days?  (Note: rejection of any opportunity to purchase the
     Security or Futures Contract for an Advisory Client would require an
     affirmative response to this question.)                                                                          ____ Yes
                                                                                   ____ No
(f)  If you are a Portfolio Employee, is the Security being acquired in an
     Initial Public Offering?5                                                                                        ____ Yes
                                                                                   ____ No
(g)  If you are a Portfolio Employee, are you acquiring or did you acquire
     Beneficial Ownership of the Security in a Private Placement?6                                                    ____ Yes
                                                                                   ____ No
(h)  If you are seeking preclearance of a purchase or sale of  Securities, have you purchased or sold the same or similar Securities, or have you acquired or disposed of a Beneficial Ownership interest in the same or similar  Securities, within the past 60 calendar days?7
                                                                                   ____ No                            ____ Yes

By executing this form, you hereby certify that you have reviewed the PIMCO Code of Ethics and believe that the
Investment Transaction for which you are requesting preclearance complies with the General Principles and the specific requirements of the PIMCO Code.

                                                                              ______________________________________________________
                                                                              Employee Signature

                                                                              ______________________________________________________
                                                                              Print or Type Name

                                                                              ______________________________________________________
                                                                              Date Submitted

You are authorized to execute the Investment Transaction described above.  Unless indicated otherwise below, this authorization remains effective, unless revoked, until:  (a) the close of business today, or
(b) until you discover that the information on this request form is no longer accurate.

            _________________________________________________
            Compliance Officer

            _________________________________________________
            Date of Authorization

                                                    Appendix IX

                                             PRECLEARANCE REQUEST FORM
                                        FOR AN INVESTMENT TRANSACTION IN A
                                               PIMCO CLOSED END FUND

         This form must be submitted to a Compliance Officer before executing any Investment Transaction in a
PIMCO Closed End Fund.  Before completing this form, you should review the PIMCO Code, including the terms defined in that Code.  The capitalized terms used in this form are governed by those definitions.  In addition, the Code provides information regarding your preclearance obligations under the Code, and information regarding the Transactions, Securities and Futures Contracts that are exempt from the Code's preclearance requirement.8

         No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of that Investment Transaction by a Compliance Officer.  Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of (a) the close of business on the date authorization is given, or (b) until you discover that information on this preclearance request form is no longer accurate.

(1)      Your name:                                                    ________________________

(2)      If different from (1), name of the person or trust
         in which the Investment Transaction will occur:               ________________________

(3)      Relationship of (2) to (1):                                   ________________________

(4)      Name of the firm through which the Investment
         Transaction will be executed:                                 ________________________

(5)      Name of the PIMCO Closed End Fund:                            ________________________

(6)      Maximum number of shares for which preclearance
         is requested:                                                 ________________________

(7)      Type of Investment Transaction (check all that apply):

           ____Purchase   ____ Sale   ____ Market Order  ____ Limit Order (Price of Limit Order: _______)

(8)      Do you possess material nonpublic information regarding
         the PIMCO Closed End Fund9                                       ____ Yes    ____ No

(9)      Have you or any Related Account covered by the authorization provisions of the Code purchased or sold shares of the
         PIMCO Closed End Fund within the past 6 months?                  ____ Yes    ____ No

By executing this form, you hereby certify that you have reviewed the PIMCO Code of Ethics and believe that the
Investment Transaction for which you are requesting preclearance complies with the General Principles and the specific requirements of the PIMCO Code.

                                                     _______________________________
                                                     Employee Signature

                                                     _______________________________
                                                     Print or Type Name

                                                     _______________________________
                                                     Date Submitted

You are authorized to execute the Investment Transaction described above.  Unless indicated otherwise below, this authorization remains effective, unless revoked, until:  (a) the close of business today, or
(b) until you discover that the information on this request form is no longer accurate.

            _________________________________________________
            Compliance Officer

            _________________________________________________
            Date of Authorization

                                                           Appendix X

                                                    PIMCO COMPLIANCE OFFICERS

                                                       Mohan V. Phansalkar
                                                      (Chief Legal Officer)

                                                        Denise C. Seliga
                                                   (Chief Compliance Officer)

                                                      J. Stephen King, Jr.

                                                       Bradley W. Paulson

--------
/1/ The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code.  The capitalized terms used in this Report have the same definitions.
/4/ Unless exempted, preclearance is required for any Investment Transaction in Securities, Related
    Securities or Futures Contracts in a Personal Account or a Related Account in which you have or will acquire a
    Beneficial Ownership interest.
/5/ Under the PIMCO Code, Portfolio Employees are not permitted to acquire equity Securities in an Initial Public
    Offering and all Advisory Employees must seek special preclearance to acquire debt Securities in an Initial
    Public Offering.
/6/ The PIMCO Code applies special rules to the acquisition of Securities through a Private Placement and to the disposition of Securities acquired through a Private Placement.
/7/ Under the PIMCO Code, there are certain minimum holding periods for Fixed Income Securities, Tax-Exempt
    Municipal Bonds or Related Securities, Designated Equity Securities, closed end Funds for which PIMCO serves as
    an investment advisor or sub-advisor, and Mutual Fund Securities.   Minimum holding periods generally do not
    apply to transactions in U.S. Government Securities, most equity Securities, shares of Money Market Funds, index options or Futures Contracts.  Please consult the Code for more details.
/8/ Unless exempted, preclearance is required for any Investment Transaction in Securities or Related
    Securities in a Personal Account or a Related Account in which you have or will acquire a Beneficial Ownership interest.
/9/ Employees are not permitted to acquire or sell a Security when they possess material nonpublic information regarding the Security or the issuer of the Security.